As filed with the Securities and Exchange Commission on August 28, 1997

                                       Registration No. 333-

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                      _____________________
                             Form S-3
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                      _____________________
               WALDEN RESIDENTIAL PROPERTIES, INC.
      (Exact name of Registrant as specified in its charter)


  Maryland         One Lincoln Centre, Suite 400           75-2506197
                         5400 LBJ Freeway
                       Dallas, Texas  75240
                         (972) 788-0510

(State or other    (Address, including zip code,        (I.R.S. Employer
jurisdiction of   and telephone number, including      Identification No.)
incorporation or     area code, of Registrant's
organization)      Principal Executive Offices)

                      _____________________

                         Don R. Daseke
               Chairman of the Board of Directors
              Walden Residential Properties, Inc.
                 One Lincoln Centre, Suite 400
                        5400 LBJ Freeway
                      Dallas, Texas  75240
                         (972) 788-0510
    (Name, address, including zip code, and telephone number,
            including area code, of agent for service)
                     _____________________
                           Copies to:

                     Kenneth L. Betts, Esq.
                Winstead Sechrest & Minick P.C.
                  1201 Elm Street, Suite 5400
                      Dallas, Texas 75270
                     _____________________

  Approximate date of commencement of proposed sale to public:
As soon as practicable following the effective date of this Registration
                           Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    X
       ---

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                 CALCULATION OF REGISTRATION FEE

                                                    Proposed          Proposed
                                                    Maximum           Maximum
Title of Shares               Amount to be      Aggregate Price  Aggregate Offering      Amount of
to be Registered               Registered        per Share (1)        Price (1)      Registration Fee (2)
----------------              ------------      ---------------  ------------------  ----------------
Common Stock, $.01            1,000,000 Shares       $23.75          $23,750,000          $7,197
par value


(1)       Estimated solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share on the New York Stock Exchange on August 25, 1997.
                      _____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           PROSPECTUS
               WALDEN RESIDENTIAL PROPERTIES, INC.
         Dividend Reinvestment and Stock Purchase Plan
                1,000,000 Shares of Common Stock

     This Prospectus relates to 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Walden Residential Properties, Inc., a Maryland corporation (the "Company"), to be issued pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides holders of Common Stock and holders of the Company's outstanding preferred stock, par value $.01 per share (the "Preferred Stock"), with an opportunity to invest cash distributions on shares of Common Stock and/or Preferred Stock and optional cash payments for additional shares of Common Stock without payment of any brokerage commission or service charge. Shares of Common Stock for the Plan will be purchased directly from the Company. No open market purchases of shares of Common Stock are permitted for the Plan. The Plan is administered by Boston EquiServe, L.P. (the "Plan Agent").

     Participants in the Plan may purchase additional shares of Common Stock by (i) having the cash distributions on all, or part, of their shares of Common Stock and/or Preferred Stock automatically reinvested, (ii) by receiving directly, as usual, their cash distributions, if, as and when declared, on shares of Common Stock registered in their names and investing in the Plan by making cash payments of not less than $100 per payment or more than $25,000 per calendar quarter ("optional cash payments"), or
(iii) by investing both their cash distributions and such optional cash payments.

     Stockholders may begin participating in the Plan by completing an Authorization Card and returning it to the Plan Agent. Participants may terminate their participation at any time. Stockholders who do not wish to participate in the Plan need not take any action and will continue to receive their cash dividends, if, as and when declared, as usual. It is suggested that this Prospectus be retained for future reference.

     The price per share for the additional shares of Common Stock purchased from the Company with reinvested cash distributions will be 95% of the Market Price (as defined in the Plan), and the price per share for shares of Common Stock purchased from the Company with optional cash payments will be 97% of the Market Price.
                       ____________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
          THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
    PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
           REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                      _____________________

         The date of this Prospectus is August 27, 1997.

                      AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements, the Registration Statement and exhibits thereto, and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. The Common Stock is traded on the NYSE. The reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company furnishes its stockholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K");

     (b)  Amendment No. 1 on Form 10-K/A to the Form 10-K;

     (c)  Amendment No. 2 on Form 10-K/A to the Form 10-K;

     (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     (e) Amendment No. 1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     (f)  The Company's Current Report on Form 8-K, dated April 21,
          1997;

     (g) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997; and

     (h)  The Company's Registration Statement on Form 8-A filed
          November 19, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock made hereby shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to Deborah
B. Attner, Shareholder Relations, Walden Residential Properties, Inc., One Lincoln Centre, Suite 400, 5400 LBJ Freeway, Dallas, Texas 75240.

                           THE COMPANY

     The Company is a self-administered, self-managed, fully integrated real estate investment trust focused on middle income multifamily residential properties located primarily in selected Southwestern and Southeastern markets. The Company, a Maryland corporation with headquarters in Dallas, Texas, was formed in September 1993 to continue and expand the multifamily property ownership, management, acquisition and marketing operations and related business objectives and strategies of The Walden Group, Inc. and its subsidiaries and affiliates (collectively, the "Walden Predecessors"). The Company currently owns and operates 76 multifamily residential properties containing 23,420 apartment units. Approximately 88% of the Properties are located in the Dallas/Fort Worth, Jacksonville, Phoenix, Austin, Oklahoma City, Tampa, Tulsa, Houston, Austin and Salt Lake City areas, with the remaining Properties primarily located in other areas in the Southwest and Southeast regions of the United States. The Properties had a weighted average occupancy rate of approximately 95.3% at August 17, 1997. The Company also manages on a fee basis for third parties three additional multifamily residential properties containing 1,179 apartment units.

     Upon completion of its initial public offering in February 1994, the Company purchased the multifamily operations of the Walden Predecessors, including 18 Properties containing 5,895 apartment units (of which three properties containing 827 units were sold in 1995 and 1996), and concurrently purchased two additional Properties containing 448 apartment units, one of which was owned by a third party and the other of which was principally owned by the Walden Predecessors. Since the consummation of the initial public offering in February 1994, the Company has acquired 61 Properties (of which two properties containing 546 units were sold in 1995 and 1996), containing an aggregate 18,450 apartment units, for an aggregate purchase price of approximately $607 million. Management believes that these activities are consistent with its core acquisition strategy of acquiring well located garden apartment properties at costs less than replacement costs, which serve middle income residents and can benefit from the Company's comprehensive management programs.

     The Company is operated under the direction of Don R. Daseke, Chairman of the Board and Chief Executive Officer of the Company, and a management team substantially all of whom were formerly employed by the Walden Predecessors. The Company's three senior executives have an average tenure with the Company and the Walden Predecessors of 16 years and have an average of 23 years experience in the multifamily property business. The Company is fully integrated with operations that include multifamily property acquisitions, redevelopment services, management, marketing, finance, leasing and asset management.

     The Company's executive offices are located at One Lincoln Centre, Suite 400, 5400 LBJ Freeway, Dallas, Texas 75240. The telephone number is (972) 788-0510. The Company was incorporated in Maryland on September 29, 1993 and the duration of its existence is perpetual.


                     DESCRIPTION OF THE PLAN

     The following, in question and answer form, is a summary description of the provisions of the Dividend Reinvestment and Stock Purchase Plan of the Company. This description should be read in conjunction with, and is qualified in its entirety by, reference to the Plan, a copy of which is attached to this Prospectus as Appendix A. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

Purpose
-------

     1. What is the purpose of the Plan? The purpose of the Plan is to provide holders of shares of Common Stock and Preferred Stock with an opportunity to reinvest cash dividends in additional shares of Common Stock and/or make optional cash payments for additional shares of Common Stock, without payment of any brokerage commission, service charge or other expense. Shares of Common Stock for the Plan will be purchased directly from the Company. No shares of Common Stock will be purchased for the Plan in the open market. The Company will receive the proceeds from the sale of shares of Common Stock under the Plan and will use such proceeds for general corporate purposes. See "Use of Proceeds."

Advantages
----------

     2. What are the options available to Stockholders? Participants in the Plan may purchase additional shares of Common Stock by (i) having the cash dividends on all, or part, of their shares of Common Stock and/or Preferred Stock automatically reinvested, (ii) receiving directly, as usual, their cash dividends, if, as and when declared, on their shares of Common Stock and/or Preferred Stock and investing in the Plan by making cash payments of not less than $100 per payment or more than $25,000 per calendar quarter, or (iii) investing both their cash dividends and such optional cash payments.

     3. What are the advantages of the Plan? No brokerage commissions, fees or service charges are paid by Participants in connection with purchases under the Plan; provided, however, that if shares of Common Stock or Preferred Stock are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the Plan because the Plan permits fractional shares, as well as whole shares, of Common Stock, to be purchased and credited to Participants' accounts. Regular statements of account provide simplified record keeping. All purchases, by reinvestment of dividends or optional cash payments, will be credited to the Participant's Noncertificated Share account on the records of the Company maintained by the Plan Agent.

     The price of shares of Common Stock purchased under the Plan with reinvested cash dividends is 95% of the Market Price (as hereinafter defined) for such shares, and the price of shares of Common Stock purchased under the Plan with optional cash payments is 97% of the Market Price for such shares.

Administration
--------------

     4. Who administers the Plan for Participants? The Plan Agent administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan. The current Plan Agent is Boston EquiServe, L.P. The Plan Agent also serves as Transfer Agent for the shares of Common Stock and Preferred Stock. Should the Plan Agent resign, or be asked to resign, another agent will be asked to serve.

     All optional cash payments should be sent to the Plan Agent addressed as follows:

               Boston EquiServe, L.P.
               P.O. Box 1681
               Mail Stop 45-01-23
               Boston, MA   02105-9904

     All other communications, including certificates to be deposited to plan accounts, should be sent to:

               Boston EquiServe, L.P.
               P.O. Box 8040
               Mail Stop 45-02-09
               Boston, MA   02266-8040

Participation
-------------

     5. Who is eligible to participate? All holders of record of shares of Common Stock and Preferred Stock are eligible to participate in the Plan. Beneficial owners whose shares of Common Stock and/or Preferred Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must either (i) arrange for the broker, bank nominee or other record holder to join in the Plan or (ii) have the shares of Common Stock and/or Preferred Stock they wish to enroll in the Plan transferred to their own name. Only holders of record may participate in the optional cash payment feature of the Plan. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's sole judgment, result in excessive cost or burden on the Company. In addition, the Company may refuse participation in the Plan to stockholders residing in states whose securities laws do not exempt shares of Common Stock offered pursuant to the Plan from registration.

     6. How does a Stockholder join the Plan? In order to participate in the Plan, an eligible stockholder must properly complete the Authorization Card furnished by the Plan Agent and return it to Boston EquiServe, L.P., P.O. Box 8040, Mail Stop 45-02-09, Boston, MA 02266-8040. An Authorization Card and postage-paid envelope are enclosed with this Prospectus and additional cards may be obtained at any time by stockholders by written or oral request to the Plan Agent at the foregoing address. Telephone requests or general inquiries may be made by calling (617/575-3120).

     7.   What does the Authorization Card provide?  The
Authorization Card provides for the purchase by stockholders of additional shares of Common Stock through the following investment options offered under the Plan:

     Full Distribution Reinvestment -- Directs the Plan Agent to reinvest cash dividends with respect to all shares of Common Stock and/or Preferred Stock owned by the Participant (including whole and fractional shares acquired under the Plan) and permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

     Partial Distribution Reinvestment -- Directs the Plan Agent to remit cash dividends on the number of shares of Common Stock and/or Preferred Stock specified on the Authorization Card and to invest in additional shares of Common Stock any dividends paid on the remaining shares of Common Stock and/or Preferred Stock owned by the Participant. This investment option also permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

     Optional Payments Only -- Permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

     Cash dividends on shares of Common Stock credited to the Participant's account under the Plan are automatically reinvested to purchase additional shares of Common Stock.

     Stockholders who do not wish to participate in the Plan will receive cash dividends as declared, in the usual manner.

     8. Is partial participation possible under the Plan? A stockholder who desires the dividends on only some full shares of Common Stock and/or Preferred Stock to be reinvested under the Plan may indicate such number of shares of Common Stock and/or Preferred Stock on the Authorization Card under the heading "Partial Distribution Reinvestment." Cash dividends will continue to be paid on the remaining shares of Common Stock and/or Preferred Stock.

     9. When may a Stockholder join the Plan? If an Authorization Card specifying "Full Distribution Reinvestment," or "Partial Distribution Reinvestment" is properly completed and received by the Plan Agent on or prior to the record date established for the payment of the next dividend, reinvestment will commence with that dividend payment. If the Authorization Card is received in between any dividend record date and the applicable Reinvestment Date (the date on which a dividend is paid, which the Company anticipates to be in March, June, September and December each year unless that date is not a Trading Day (as defined in the Plan), in which case the Reinvestment Date shall be the next succeeding Trading Day), that dividend will be paid in cash and the stockholder's initial dividend reinvestment will begin with the next dividend. The record date is normally a business day at or near the end of the preceding month.

     Optional cash payments received from a Participant not more than thirty (30) calendar days nor less than three (3) business days prior to a Reinvestment Date will be applied toward the purchase of additional shares of Common Stock as of such Reinvestment Date. No interest will be paid on funds received and held for the purchase of shares of Common Stock under the Plan.

Costs
-----

     10. Are there any expenses to Participants in connection with purchases under the Plan? No. Participants will incur no brokerage commissions, service or other charges for purchases made under the Plan. Any costs of administration of the Plan will be borne by the Company.

Purchases
---------

     11. How many shares of Common Stock will be purchased for Participants? The number of shares of Common Stock to be purchased will be determined by the amount of the Participant's dividends and/or optional cash payments being reinvested or paid and the price of the shares of Common Stock. Each Participant's account in the Plan will be credited with the number of shares of Common Stock, including fractional shares computed to three (3) decimal places, equal to the amount of the dividends, and/or optional cash to be reinvested or paid divided by the applicable purchase price of the shares of Common Stock.

     12. How will the purchase price of shares of Common Stock be determined? Shares of Common Stock for the Plan will be purchased from the Company. No shares of Common Stock will be purchased by the Plan in the open market. The price per share for all shares of Common Stock purchased under the Plan with reinvested cash dividends will be 95% of the average of the closing sales prices of the Common Stock on the composite tape of the New York Stock Exchange, Inc. for the five Trading Days immediately preceding the applicable Reinvestment Date (the "Market Price"). The price per share for all shares of Common Stock purchased under the Plan with optional cash payments will be 97% of the Market Price.

     13. When will dividends and/or optional cash payments be invested? Dividends and optional cash payments will be invested in additional shares of Common Stock and credited to a Participant's Noncertificated Share account with respect to each Reinvestment Date.

     14. Will certificates be issued to Participants for shares of Common Stock purchased under the Plan? No certificates for shares of Common Stock acquired by a Participant under the Plan will be issued, except as described in Question 17. Shares of Common Stock purchased under the Plan, whether through dividend reinvestment or optional cash payment, will be credited to a Participant's Noncertificated Share account and will be shown on a Participant's statement of account. Certificates for the shares of Common Stock purchased pursuant to the Plan will be issued to Participants upon their written request, except that no certificates will be issued for fractional shares of Common Stock. A Participant requesting a certificate for all the shares of Common Stock in the Participant's Noncertificated Share account will receive cash for the fractional shares only if participation in the Plan is terminated. (See Question 17 for how a Participant may obtain certificates.) Cash dividends on all shares of Common Stock held in the Participant's Noncertificated Share account under the Plan will be automatically reinvested to purchase additional shares of Common Stock which will be reflected in the Participant's Noncertificated Share account.

Optional Cash Payments
----------------------

     15. Who is eligible to make optional cash payments? Record owners of shares of Common Stock and/or Preferred Stock who have executed an Authorization Card are eligible to make optional cash payments of not less than $100 nor more than $25,000 per calendar quarter. A stockholder may participate in the Plan exclusively by making an optional cash payment by checking the "Optional Payments Only" box on the Authorization Card. Moreover, even if the "Optional Payments Only" box is checked, all dividends payable on shares of Common Stock purchased with optional cash payments and retained in the Participant's Noncertificated Share account will be automatically reinvested in additional shares of Common Stock. A beneficial owner of shares of Common Stock and/or Preferred Stock who wishes to make optional cash payments must become the record owner of by transferring all or some of his or her shares into his or her own name. Checks or money orders should be payable to Walden Residential Properties, Inc. and mailed to Boston EquiServe, L.P., P.O. Box 1681, Mail Stop 45-01-23, Boston, MA 02105-9904. Do
not send cash. Payments delivered to any other address will not constitute valid delivery. No interest is paid on optional cash payments. Participants can request the return of any optional cash payment which had not yet been invested, provided such request is received by the Plan Agent no later than two business days prior to the applicable Reinvestment Date. In the event any check or money order from a bank account is returned unpaid for any reason, the Plan Agent will consider the request for investment of such money null and void and shall immediately remove from the Participant's Plan account shares of Common Stock, if any, purchased upon the prior credit of such money. The Plan Agent shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Agent shall be entitled to sell such additional shares from the Participant's Plan account to satisfy the uncollected balance.

Report to Participants
----------------------

     16. What type of reports will be sent to Participants in the Plan? Participants will receive a quarterly statement indicating the total dividend payment, the amount of the dividend payment reinvested, the purchase price per share of Common Stock, the number of shares of Common Stock purchased and the number of shares of Common Stock in the Participant's Noncertificated Share account. These statements are a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, each Participant will receive copies of the Company's annual and quarterly reports to stockholders, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares of Common Stock and/or Preferred Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

Issuance of Certificates
------------------------

     17. How may a Participant obtain certificates for shares of Common Stock purchased under the Plan? A Participant who has purchased shares of Common Stock under the Plan may obtain certificates for those shares of Common Stock in the Participant's Noncertificated Share account at any time by sending a written request to that effect to the Plan Agent. No certificates will be issued for fractional shares of Common Stock, but a Participant requesting termination of participation in the Plan will receive, in cash, the market price of any fractional shares of Common Stock as well as certificates for all whole shares of Common Stock held for such terminating participant in the Noncertificated Share account. This notice should be mailed to Boston EquiServe, L.P., P.O. Box 8040, Mail Stop 45-02-09, Boston, MA 02266-8040. The
Company, however, reserves the right at any time to issue certificates to Participants for any shares of Common Stock in their Noncertificated Share accounts. (See Questions 18 and 20 for information on termination of participation.)

Modification or Termination by a Participant
--------------------------------------------

     18. How does a Participant change or terminate participation in the Plan? A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares of Common Stock and/or Preferred Stock which are enrolled in the Plan by executing and delivering a new Authorization Card to the Plan Agent, Boston EquiServe, L.P., P.O. Box 8040, Mail Stop 45-02-09, Boston, MA 02266-8040.

     A Participant may terminate participation in the Plan by notifying the Plan Agent in writing to that effect. Notices will be effective only upon receipt by the Plan Agent. Notices to change or discontinue dividend reinvestment received by the Plan Agent on or before any record date for a dividend payment will be effective as of that date. In order to re-enter the Plan after termination, a stockholder must complete a new Authorization Card.

     19.  Can the shares of Common Stock held in the Plan be sold
through the Plan Agent?   A Participant can instruct the Plan Agent
to sell any or all of the whole shares of Common Stock held in the Plan. The written notification to the Plan Agent should include the number of shares of Common Stock that are to be sold. The Plan Agent will make the sale as soon as practicable following receipt of a Participant's request through independent securities brokers selected by the Company or the Plan Agent in its sole discretion.
A check for the proceeds of such sale, less brokerage commission and transfer taxes (if any), will usually be sent by the Plan Agent on the settlement date, which will be three (3) business days from the date of sale. No Participant shall have the authority or power to direct the date or sales price at which shares of Common Stock may be sold. Requests must indicate the minimum number of shares to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares of Common Stock to be sold will be returned to the Participant with no action taken. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed to Boston EquiServe, L.P., P. O. Box 8040, Mail Stop 45-02-09, Boston, MA 02266-8040.

     20. What happens to the shares of Common Stock held in the Noncertificated Share account when a Participant terminates participation in the Plan? A certificate for the shares of Common Stock held in the account will be issued to the Participant upon the Participant's written request or upon a Participant's termination of participation in the Plan. No fractional shares will be issued. (See Question 14 for information on share certificates and Question 17 for information on the cash payment for fractional shares in the account.)

Other Information
-----------------

     21. What happens if the Company issues a stock dividend, declares a stock split or has a rights offering? Any shares of Common Stock issued in a stock dividend or stock split with respect to a Participant's shares of Common Stock which are subject to the Plan will be added to the Participant's Noncertificated Share account. If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Stock, the rights attributable to whole shares of Common Stock in a Participant's Plan account will be transferred to the Participant as promptly as practicable after the rights are issued. No partial rights will be issued with respect to fractional shares of Common Stock in the Participant's account.

     22. How will Shares in a Participant's Noncertificated Share account be voted at a meeting of Stockholders? All of a Participant's shares of Common Stock, both Certificated and Noncertificated, may be voted by the Participant. For any meeting of stockholders, the Participant will be sent proxy material for that meeting covering all of the shares of Common Stock that the Participant owns on the record date for the meeting. The Participant may vote all of Participant's shares of Common Stock in person or by proxy.

     23. What are the Federal income tax consequences of participation in the Plan? Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the purchase of shares of Common Stock under the Plan will generally result in the following Federal income tax consequences:

     (a) A distribution on the shares of Common Stock will be treated for Federal income tax purposes as a dividend distribution received by the Participant notwithstanding that it is used to purchase additional shares of Common Stock pursuant to the Plan. The full amount of cash distributions reinvested under the Plan, plus the 5% purchase discount from the applicable Market Value, represents dividend distributions to Participants. As in the case of cash dividend distributions, the full amount will be taxable income to the extent of the Company's current and accumulated earnings and profits, and the excess will be a return of capital which reduces the basis of the Participant's shares of stock in the Company or results in gain to the extent it exceeds such stock basis.

     (b) Distributions paid to corporate stockholders, including amounts taxable as dividends to corporate Participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Code.

     (c) A Participant's tax basis in additional shares of Common Stock acquired under the Plan will be equal to the full amount treated as a dividend distribution for Federal income tax purposes. The Participant's holding period for such shares of Common Stock will commence on the day after the investment date.

     (d) A Participant will not realize any taxable income upon the receipt of a certificate for full shares of Common Stock credited to the Participant's account. A Participant will recognize gain or loss when a fractional share interest is liquidated or when the Participant sells or exchanges shares of Common Stock received from the Plan. Such gain or loss will equal the difference between the amount which the Participant receives for such fractional share interest or such shares and the tax basis therefor.

     In the case of Participants whose distributions are subject to withholding of Federal income tax, distributions will be reinvested less the amount of tax required to be withheld.

     The above is intended only as a general discussion of the current Federal income tax consequences of participation in the Plan. Participants should consult their own tax advisors regarding the Federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.

     24. What provision is made for foreign participants subject to income tax withholding or other Participants subject to back-up withholding? In the case of both foreign Participants who elect to have their distributions reinvested and whose distributions are subject to United States income tax withholding and other Participants who elect to have the distributions reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Code, the Plan Agent will invest in shares of Common Stock in an amount equal to the distributions of such Participants less the amount of tax required to be withheld. The quarterly statements confirming purchases made to such Participants will indicate the net payment reinvested.

     Under Section 3406(a)(1) of the Code, the Company is currently required to withhold for United States income tax purposes 31% of all distribution payments to a stockholder if (i) such stockholder has failed to furnish to the Company his taxpayer identification number ("TIN"), which for an individual is his social security number, (ii) the Internal Revenue Service (the "Service") has notified the Company that the TIN furnished by the stockholder is incorrect, (iii) the Service notifies the Company that back-up withholding should be commenced because the stockholder has failed to properly report distributions or (iv) the stockholder has failed to certify, under penalties of perjury, that he is not subject to back-up withholding. Stockholders have previously been requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

     Optional cash payments received from foreign participants must be in United States dollars and will be invested in the same way as payments from other Participants.

     25. What are the federal income tax consequences of participation in the Plan by an IRA, Keogh Plan, 401(k) Plan, Simplified Pension Account or any corporate employer-sponsored retirement plan? The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the Federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.

     26. What is the responsibility of the Company under the Plan? Neither the Company nor the Plan Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate participation in the Plan upon a Participant's death. In addition, no stockholder, director, officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company's obligations under the Plan and a Participant shall look solely to the assets of the Company for satisfaction of any claims thereunder.

     Participants should recognize that neither the Company nor the Plan Agent can provide any assurance of a profit or protection against loss on any shares of Common Stock purchased under the Plan.

     27. May the Plan be changed or discontinued? While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time.
It also reserves the right to make modifications to the Plan and in particular reserves the right to refuse optional cash payments from any stockholder who, in the sole discretion of the Company, is attempting to circumvent the intent of the Plan by making excessive optional cash payments through multiple stockholder accounts. Participants will be notified of any suspension, termination or modification of the Plan. The Company may also suspend, terminate or refuse participation in the Plan to any investor in the Company if, participation or any increase in the number of shares of Common Stock held by such investor, would, in the opinion of the Board of Directors of the Company, jeopardize the status of the Company as a REIT.

     28. Who answers a Participant's questions or supplies information? Any inquiries or correspondence about the Plan should be addressed as follows: Plan Agent, Boston EquiServe, L.P., P.O. Box 8040, Mail Stop 45-02-09, Boston, MA 02266-8040. Telephone inquiries to the Plan Agent should be made to (617/575-3120).

     29. Will the Plan Agent hold certificated shares? The Plan provides a share deposit feature to eliminate the need for Participants to hold physical Common Stock certificates. If a Participant currently holds physical Common Stock certificates and would like to combine these shares with his Plan shares held in book-entry, the Participant should complete the tear-off section of his account statement and complete the portion designated for share deposit. The certificates need not be endorsed. The Participant should ensure that his Common Stock certificates are sent by registered/insured mail or by some other similar means as the Participant bears the risk of loss in transit. Participants should be aware that dividends on the shares so deposited will be automatically reinvested. Certificates should be sent to the address set forth in response to Question 4.

                         USE OF PROCEEDS

     The net proceeds from the sale, from time to time, of the shares of Common Stock by the Company under the Plan will be used by the Company for general corporate purposes, which may include the acquisition of multifamily properties as suitable opportunities arise, the improvement of certain properties in the Company's portfolio and the repayment of certain then-outstanding indebtedness. Pending such uses, net proceeds may be invested temporarily in short-term or intermediate-term government securities, obligations of the Government National Mortgage Association, bankers' acceptances, certificates of deposit of commercial banks and savings and loan associations which are members of the Federal Deposit Insurance Corporation, deposits in members of the Federal Home Loan Bank System, time deposits, commercial paper, other money market instruments, bonds, notes, common and preferred stock and any other investments, consistent with the Company's investment policies and qualification as a REIT.

     The purpose of the Plan is to provide holders of Common Stock and Preferred Stock with an opportunity to reinvest cash distributions in additional shares of Common Stock and/or make optional cash payments for additional shares of Common Stock, without payment of any brokerage commission, service charge or other expense. Shares of Common Stock for the Plan will be purchased directly from the Company. Such shares of Common Stock will be treasury shares and/or previously unissued shares and will provide the Company with funds for general corporate purposes. No shares of Common Stock will be purchased for the Plan in the open market.


                          LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas.


                             EXPERTS

     The financial statements for Walden Residential Properties, Inc. and Walden Predecessors included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 referred to and incorporated by reference in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Deloitte & Touche LLP, independent auditors, certified public accountants, as stated in their reports appearing therein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined statement of revenue and certain expenses (defined as being operating revenues less direct operating expenses) of Arbor Park, Arbors of Bedford, Arbors of Carrollton, Arbors of Euless, Arbors of Forest Lane and Arbors of Austin ("Arbors Apartments") for the year ended December 31, 1996, included in the Current Report of Walden Residential Properties, Inc. on Form 8-K dated April 21, 1997, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


            INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Articles of Incorporation obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

     The Company's Articles of Incorporation require it to indemnify (a) the Company's directors and officers whether serving the Company or at its request any other entity who have been successful, on the merits or otherwise, in the defense of a proceeding to which he has made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding unless it is established that
(i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or
(iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (b) other employees and agents of the Company to such extent as shall be authorized by the Board of Directors of the Company or the Company's Bylaws and be permitted by law. In addition, the Articles of Incorporation require the Company to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a director or officer who is a party to a proceeding under procedures provided for under the Maryland General Corporation Law (the "MGCL"). The Company's Bylaws also permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as the Board of Directors of the Company deems to be in the interest of the Company and as may be permitted by the MGCL for directors, officers and employees of Maryland corporations.

     The Company has entered into indemnification agreements with each of the Company's executive officers and directors. The indemnification agreements require, among other things, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by law, it provides assurance to directors and executive officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by the Board of Directors of the Company or the stockholders to eliminate the rights they provide.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


                          APPENDIX A
                          ----------
              WALDEN RESIDENTIAL PROPERTIES, INC.
         Dividend Reinvestment and Stock Purchase Plan

1.   Definitions
     -----------

     The following terms when used herein shall have the following definitions:

     "Authorization Card" means such authorization form as the Plan Agent may from time to time or upon request furnish Stockholders and which shall be returned to the Plan Agent to indicate their election to participate in specified portions of the Plan.

     "Certificated Shares" means shares of Common Stock which are evidenced by physical certificates.

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     "Company" means Walden Residential Properties, Inc.

     "Market Price" as of any day means the average of the closing sales prices of the Common Stock on the composite tape of the NYSE for the five Trading Days immediately preceding the applicable
Reinvestment Date.

     "Noncertificated Shares" means shares of Common Stock which are held by the Plan Agent in an account for each Participant and for which no physical certificates are issued.

     "NYSE" means the New York Stock Exchange, Inc.

     "Participant" means any Stockholder who has returned a properly completed Authorization Card to the Plan Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by the Plan Agent.

     "Plan" means this Dividend Reinvestment and Stock Purchase
Plan.

     "Plan Agent" means any bank or trust company as from time to time may be appointed by the Company as agent to administer the Plan. Initially, the Plan Agent shall be Boston EquiServe, L.P. and thereafter shall be the Company or any successor institution appointed by the Company in substitution therefor.

     "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

     "Reinvestment Date" means each date on which a dividend is paid on the shares of Common Stock, which payment date the Company anticipates to be in March, June, September and December each year, unless such payment date is not a Trading Day, in which case the Reinvestment Date shall be the next succeeding Trading Day.

     "Stockholder" means any holder of shares of Common Stock and/or Preferred Stock.

     "Trading Day" means a day on which the NYSE is open for trading.


2.   Purpose
     -------

     The purpose of this Plan is to provide Stockholders with a convenient and economical method for having all or part of their dividends automatically reinvested in additional shares of Common Stock and making voluntary cash investments in shares of Common Stock, in either case without payment of any brokerage commission or service charge. Because shares of Common Stock will be purchased for the Plan directly from the Company by the Plan Agent, the Plan will assist the Company in raising funds for general business purposes. The Plan does not reflect a change in the Company's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based on the Company's results of operations, financial condition, regulatory requirements and other factors.

3.   Eligibility for Participation
     -----------------------------

     All Stockholders of record are automatically eligible to participate in the Plan and may do so by completing and returning to the Plan Agent the Authorization Card furnished to them by the Plan Agent. Beneficial owners of shares of Common Stock and/or Preferred Stock which are registered in names other than their own (e.g., in the name of a broker, bank nominee or other record holder), who want to participate, must either (a) make appropriate arrangements to have their broker, bank nominee or other record holder participate in the Plan (b) or have their shares of Common Stock and/or Preferred Stock transferred into their own names.
Only record holders may participate in the optional cash payment feature of the Plan. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's sole judgment, result in excessive cost or burden on the Company.

4.   Administration of the Plan
     --------------------------

     The Plan Agent shall administer the Plan and will maintain records and perform such other duties as may be required. In addition, the Plan Agent will send each Participant (a) after each dividend reinvestment, a statement which will indicate the amount of the dividend, the purchase price per share of Common Stock, the number of shares of Common Stock purchased and the total number of Noncertificated Shares owned by the Participant; (b) upon investment of optional cash payments, a statement indicating purchase price, number of shares of Common Stock purchased, and the total number of Certificated and Noncertificated Shares owned by the Participant; and (c) annual and quarterly reports to holders of Common Stock, proxy statements and income tax information for reporting dividends earned. Shares of Common Stock purchased by a Participant through reinvested dividends or optional cash payments will be credited to the Participant's Noncertificated Share account. Upon request of a Participant, the Plan Agent will furnish certificates for shares of Common Stock in the Participant's Noncertificated Share account. No certificates will be issued for fractional shares of Common Stock, but the Market Price thereof will be paid in cash to a requesting Stockholder.
The Plan Agent will have the responsibility for furnishing certificates for shares of Common Stock upon request or termination of participation by the Stockholder.

5.   Reinvestment of Dividends
     -------------------------

     Stockholders may join the Plan at any time. Stockholders may elect to have dividends on all or part of their shares of Common Stock and/or Preferred Stock automatically reinvested by completing the Authorization Card provided by the Plan Agent to that effect and returning it to the Plan Agent. If the Authorization Card is received by the Plan Agent on or before the record date for the payment of the next dividend, reinvestment will begin with that dividend. If the Authorization Card is received in the period between any dividend record date and the applicable Reinvestment Date, that dividend will be paid in cash and the stockholder's initial dividend reinvestment will being with the next dividend. The purchase price per share for shares of Common Stock purchased for the Plan with reinvested dividends shall be 95% of the Market Price. Cash dividends on shares of Common Stock credited to the Participant's account will be automatically reinvested to purchase additional shares of Common Stock.

6.   Optional Cash Payments
     ----------------------

     Stockholders may acquire additional shares of Stock by making optional cash payments of not less than $100 nor more than $25,000 in the aggregate per calendar quarter. Shares of Common Stock purchased with optional cash payments will be held by the Plan Agent and credited to a Participant's Noncertificated Share account. Thereafter, dividends on such shares of Common Stock will automatically be fully reinvested in additional shares of Common Stock unless such shares are withdrawn from the Plan. Optional cash payments received by the Plan Agent not more than thirty (30) calendar days nor less than three (3) business days prior to an applicable Reinvestment Date will be invested on the applicable Reinvestment Date. No interest will be paid on funds received and held for the purchase of shares of Common Stock under the Plan.
The purchase price per share for shares of Stock purchased for the Plan with optional cash payments shall be 97% of the Market Price.

7.   Calculation of Shares of Common Stock Purchased
     -----------------------------------------------

     The number of shares of Common Stock purchased shall be determined by dividing the amount of the dividends reinvested and/or optional cash payments made by the purchase price per share of Common Stock determined in accordance with Sections 5 and 6 above. Each Participant's account will be credited on each Reinvestment Date with that number of shares of Common Stock, plus fractional share interests computed to three (3) decimal points, equal to the total amount of the cash (dividends and/or optional cash payments) to be invested on behalf of such Participant on such date divided by the purchase price per share of Common Stock for that date.

8.   Costs
     -----

     There are no brokerage fees on purchases. All costs of administration of the Plan are paid by the Company, except that Participants may incur certain costs in connection with their withdrawal from the Plan if they direct the Plan Agent to sell their shares of Common Stock.

9.   Source of Common Stock
     ----------------------

     Shares of Common Stock purchased under the Plan come from the legally authorized but unissued shares of Common Stock of the Company. Shares of Common Stock will not be purchased in the open market.

10.  Modification or Termination of Participation
     --------------------------------------------

     Participants may modify their participation in the Plan by notifying the Plan Agent in writing that they wish to reinvest dividends on an increased or decreased number of shares of Common Stock and/or Preferred Stock specified in such notice.
Participants may terminate participation in the Plan any time by notifying the Plan Agent in writing to that effect. Any notice is effective only upon receipt. If a Participant's notice of termination or modification is received by the Plan Agent at least three (3) business days prior to the record date for determining the Stockholders entitled to receive the next dividend payment, the Plan Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Reinvestment Date. If the notice of termination or modification is received by the Plan Agent on or after two (2) business days prior to the record date for the next dividend, that dividend will be reinvested in shares of Common Stock for the Participant in accordance with the Participant's previous instructions, and the request for termination or modification will be processed promptly thereafter. Any optional early payments sent to the Plan Agent prior to receipt of the notice of termination or modification will also be invested in shares of Common Stock on the next Reinvestment Date unless the Participant requests in writing to the Plan Agent the return of all or a portion of such optional cash payments at least three (3) business days prior to the applicable Reinvestment Date. In order to re-enter the Plan after termination, the Stockholder must complete a new Authorization Card.

11.  Sale of Plan Shares
     -------------------

     A Participant can instruct the Plan Agent to sell any or all of the whole shares of Common Stock held in the Plan. The written notification to the Plan Agent should include the number of shares of Common Stock that are to be sold. The Plan Agent will make the sale as soon as practicable following receipt of the written notification and a check for the proceeds less brokerage commission and transfer taxes (if any) will usually be sent by the Plan Agent to the Participant on the settlement date, which will be three (3) business days from the date of sale. No Participant shall have the authority or power to direct the date or sales price at which shares of Common Stock may be sold. Requests must indicate the minimum number of shares of Common Stock to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares of Common Stock will be returned to the Participant with no action taken. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed to Boston EquiServe, L.P., P. O. Box 8040, Mail Stop 45-02-09, Boston, MA 02266-8040. Shares of Common Stock held in a Participant's account may not be pledged. In order to pledge such shares, a Participant must request certificates for such shares of Common Stock.

12.  Certificates for Purchased Shares of Common Stock
     -------------------------------------------------

     No certificates for shares of Common Stock acquired for a Participant under the Plan will be issued. Common Stock purchased under the Plan will be credited to a Participant's Noncertificated Share account and will be held in the name of the Plan Agent or its nominee. A Participant who wishes to obtain certificates for those shares of Common Stock that he has purchased under the Plan may do so by notifying the Plan Agent in writing to that effect. No certificate will be issued for fractional shares of Common Stock, but the Market Price of any fractional shares of Common Stock will be paid in cash to the Participant requesting a certificate for all his Noncertificated Shares.

13.  Stock Splits, Stock Dividends and Rights Offerings
     --------------------------------------------------

     Shares of Common Stock issued in a stock dividend or stock split with respect to a Participant's shares of Common Stock which are subject to the Plan will be credited to a Participant's Noncertificated Share account. If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Stock, the rights attributable to whole shares of Common Stock held in a Participant's Plan account will be transferred to the Participant as promptly as practicable after the rights are issued. No partial rights will be issued with respect to fractional shares of Common Stock in the Participant's account.

14.  Voting
     ------

     All shares of Common Stock credited to a Participant's Noncertificated Share account under the Plan may be voted by the Participant. A participant will receive a proxy to vote the number of shares of Common Stock held in his Plan account. The shares of Common Stock held in a Participant's Plan account may only be voted by proxy and not in person at the meeting. If the Participant returns an executed proxy, it will be voted with respect to all of Participant's shares of Common Stock (including any fractional shares of Common Stock), or the Participant may vote all of the shares of Common Stock in person at the meeting.

15.  Liability
     ---------

     Neither the Company, nor its duly appointed Plan Agent (if any) in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant's participation in the Plan upon the Participant's death. In addition, no Stockholder, director, officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company's obligations under the Plan and a Participant shall look solely to the assets of the Company for satisfaction of any claims hereunder.

16.  Termination, Suspension or Modification
     ---------------------------------------

     The Company reserves the right to modify, suspend or terminate the Plan at any time and from time to time, including during the period between the record date for a dividend payment and the related Reinvestment Date, and in particular, reserves the right to refuse optional cash payments from any Stockholder who, in the sole discretion of the Company, is attempting to circumvent the intent of the Plan by making excessive optional cash payments through multiple Stockholder accounts. The Company may also suspend, terminate or refuse participation in the Plan to any Stockholder if, participation or any increase in the number of shares of Common Stock held by such Stockholder, would, in the opinion of the Board of Directors of the Company jeopardize the status of the Company as a real estate investment trust.

17.  Compliance with Applicable Law and Regulations
     ----------------------------------------------

     The Company's obligation to offer, issue or sell shares of Common Stock hereunder shall be subject to the Company's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the shares of Common Stock. The Company may elect not to offer or sell its shares of Common Stock hereunder to Stockholders residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

18.  Participants Subject to Back-Up Withholding
     -------------------------------------------

     In the case of both foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding and other Participants who elect to have their dividends reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Internal Revenue Code of 1986, as amended, the Plan Agent shall invest in shares of Common Stock in an amount equal to the dividends of such Participants less the amount of tax required to be withheld.

19.  Safekeeping
     -----------

     At a Participant's request, the Plan Agent will receive and hold any Certificated Shares now held by or for such Participant.
A Participant may send such Certificated Shares to the Plan Agent for credit to such Participant's account in the Plan. These Certificated Shares will be added to the shares of Common Stock in such Participant's account and will appear in subsequent statements in combination with a Participant's previous Plan shares of Common Stock and dividends. If a Participant is interested in having the Plan Agent hold shares of Common Stock now in such Participant's possession, write for further information to:

          Boston EquiServe, L.P.
          P. O. Box 8040
          Mail Stop 45-02-09
          Boston, Massachusetts  02266-8040






     No person has been                        1,000,000 Shares
authorized to give any
information or to make any
representations other than those
contained herein and, if given or             Walden Residential
made, such information or                      Properties, Inc.
representations must not be
relied upon as having been
authorized by the Company.  This                 Common Stock
Prospectus does not constitute an       Offered by Walden Residential
offer to sell, or a solicitation     Properties, Inc. to its Stockholders
of an offer to buy, the                  Solely in Connection with its
securities offered hereby in any           Dividend Reinvestment and
jurisdiction to any person to                Stock Purchase Plan
whom it is unlawful to make an
offer or solicitation.  Neither
the delivery of this Prospectus
nor any sale made hereunder
shall, under any circumstances,
create an implication that there
has not been any change in the
facts set forth in this
Prospectus or in the affairs of
the Company since the date
hereof.

         _______________

        TABLE OF CONTENTS

                                       Page

Available Information . . . . . . . . . .2        ----------------
Incorporation of Certain
Documents by Reference. . . . . . . . . .2           PROSPECTUS
The Company . . . . . . . . . . . . . . .4
Description of the Plan . . . . . . . . .5        ----------------
Use of Proceeds . . . . . . . . . . . . 14
Legal Matters . . . . . . . . . . . . . 14
Experts . . . . . . . . . . . . . . . . 14         August 27, 1997
Indemnification of Directors
 and Officers . . . . . . . . . . . . . 15
Dividend Reinvestment and Stock
 Purchase Plan. . . . . . . . . . . . .A-1


              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          --------------------------------------------

     The estimated expenses expected to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

     SEC Registration Fee. . . . . . . . . .       $ 7,197
     Legal Fees and Expenses . . . . . . . .        10,000
     Accountant's Fees and Expenses. . . . .         5,000
     Miscellaneous Expenses. . . . . . . . .         2,803
                                                   -------
         Total . . . . . . . . . . . . . . .       $25,000
                                                   =======

Item 15.  Indemnification of Directors and Officers.
          ------------------------------------------

     The Company's Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Articles of Incorporation obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

     The Articles of Incorporation require it to indemnify (a) the Company's directors and officers whether serving the Company or at its request any other entity who have been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity against reasonable expenses incurred by him in connection with the proceeding unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (b) other employees of the Company and agents of the Company to such extent as shall be authorized by the Board of Directors of the Company or the Company's Bylaws and be permitted by law. In addition, the Articles of Incorporation require the Company to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a director or officer who is a party to a proceeding under procedures provided for under the Maryland General Corporation Law (the "MGCL"). The Company's Bylaws also permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as the Board of Directors of the Company deems to be in the interest of the Company and as may be permitted by the MGCL for directors, officers and employees of Maryland corporations.

     The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by law, they provide assurance to directors and officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by the Board of Directors of the Company or the stockholders to eliminate the rights they provide.


Item 16.  Exhibits
          --------

4.1  Specimen of Stock Certificate *

5.1 Opinion of Winstead Sechrest & Minick P.C. regarding the legality of the Common Stock

10.1 Dividend Reinvestment and Stock Purchase Plan (attached hereto and made a part hereof)

23.1 Consent of Deloitte & Touche LLP

23.2 Consent of Winstead Sechrest & Minick P.C. (included in
     Exhibit 5.1)

24.1 Power of Attorney (included on signature page)
________________

*    Incorporated by reference to Exhibit 4.1 and the Company's
     Registration Statement on Form S-3 (Registration No. 33-90438)

Item 17.  Undertakings.
          -------------

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by
               section 10(a)(3) of the Securities Act of 1933:

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 26, 1997.

                                 WALDEN RESIDENTIAL PROPERTIES, INC.,
                                 a Maryland corporation



                                 By:   /s/ Don R. Daseke
                                       -----------------
                                       Don R. Daseke
                                       Chief Executive Officer and
                                       Chairman of the Board of Directors

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Don R. Daseke or Mark S. Dillinger or either of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                                Date
---------                -----                                ----


/s/ Don R. Daseke        Chairman of the Board of Directors,  August 26, 1997
-----------------------  Chief Executive Officer and
Don R. Daseke            Director (Principal Executive
                         Officer)

/s/ Mark S. Dillinger    Executive Vice President, Chief      August 26, 1997
-----------------------  Financial Officer and Director
Mark S. Dillinger        (Principal Financial and Accounting
                         Officer)


/s/ Marshall B. Edwards  President, Chief Acquisitions        August 26, 1997
-----------------------  Officer and Director
Marshall B. Edwards


/s/ Linda Walker Bynoe   Director                             August 26, 1997
-----------------------
Linda Walker Bynoe



/s/ Francesco Galesi     Director                             August 26, 1997
-----------------------
Francesco Galesi



/s/ Arch K. Jacobson     Director                             August 26, 1997
-----------------------
Arch K. Jacobson



/s/ Louis G. Munin       Director                             August 26, 1997
-----------------------
Louis G. Munin



/s/ J. Otis Winters      Director                             August 26, 1997
-----------------------
J. Otis Winters